Exhibit 21.1

Subsidiaries of Hippo Holdings Inc.

Name	State or Other Jurisdiction of Incorporation or Organization
AmeriSave Insurance Agency, LLC	Texas
Hippo Analytics Inc. dba Hippo Insurance Services	Delaware
Hippo Builder Insurance Agency, LLC	Texas
Hippo Employee Services Inc.	Delaware
Hippo JV Holdings Inc.	Delaware
Hippo M&T – Israel Ltd.	Israel
Hippo Tech Inc.	Delaware
Hippo Warranty Solutions Inc.	Delaware
Hovnanian Insurance Agency, LLC	Texas
Masthead Claims Administration Inc.	Delaware
Masthead Insurance Agency Inc.	Delaware
Mattamy Insurance Agency, LLC	Texas
North American Advantage Insurance Services, LLC	Texas
PennyMac Insurance Services, LLC	Texas
POD Holdings Inc.	Delaware
RH Solutions Insurance (Cayman) Ltd.	Cayman Islands
River Horse Holdings, Inc.	Delaware
SH1 Holdings, LLC	Delaware
Spinnaker Insurance Company	Illinois
Spinnaker Specialty Insurance Company	Texas
Swing Development Inc.	Delaware
Swing Development Sp. z o.o	Poland
TB2 Insurance Agency LLC	Texas
Wingsail Insurance Company	Arizona
YourHaus, Inc. dba Hippo Home Care	Delaware